UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2010

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 on Friday, May 14, 2010, at 9:00 a.m. EDT for the following purposes:

•	to elect the two nominees named herein as Class I members of the board of directors to hold office until the 2013 annual meeting of stockholders;

•

to ratify the appointment by the audit committee of the board of directors of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on March 29, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a proxy issued in your name from that record holder and should instruct the record holder as to how to vote your shares.

By Order of the Board of Directors,

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

Roanoke, Virginia

April 20, 2010

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 14, 2010. The Proxy Statement and Annual Report to Stockholders are available under the “Investor Relations” section of our website, www.lunainnovations.com.

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 14, 2010 at 9:00 a.m. EDT at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, together with this proxy statement and accompanying proxy card, is expected to be mailed on or about April 20, 2010 to our stockholders of record as of the close of business on March 29, 2010. Those materials are also available at www.lunainnovations.com.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview, without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. Our principal executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on March 29, 2010 are entitled to notice of, and to vote at, our 2010 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of the close of business on March 29, 2010, 12,787,031 shares of our common stock were issued and outstanding. Therefore, the presence at the meeting, in person or by proxy, of at least 6,393,515 shares of common stock will constitute a quorum. Each share of common stock owned as of the record date is entitled to one vote. If there is no quorum, holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the two director nominees listed in Proposal No. 1 and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Kent A. Murphy and Dale E. Messick, were selected by the board of directors and are executive officers of the company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting. The inspectors of election will separately count “For” and “Withhold” and, with respect to Proposal No. 2, “Against” votes, abstentions and “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested. Even though we are listed on the Nasdaq Capital Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting.

Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and are not included in the tabulation of voting results on any proposal.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting in person at the meeting, or (iii) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you should have received a proxy and voting instructions with these proxy materials, and you must contact that bank or firm directly to revoke any prior voting instructions. If you hold shares through a bank or brokerage firm, then you are not the stockholder of record and you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Results of Voting

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The board of directors currently has seven members. There are two Class I directors whose terms expire at the 2010 annual meeting. Proxies cannot be voted for more than the two named nominees. The terms of the Class II and Class III directors will expire at the 2011 and 2012 annual meetings of the stockholders, respectively. The Class II and Class III directors will continue to serve their respective terms.

Our board of directors has nominated Kent A. Murphy, Ph.D., and Edward G. Murphy, M.D., to serve as Class I directors for a three-year term expiring at the 2013 annual meeting of stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each nominee is currently a director of our company who was previously elected by the stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of “For” votes will be elected. Only votes “For” and “Withheld” will affect the outcome. Abstentions and broker non-votes will have no effect on this proposal. Shares represented by the executed proxies will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any of the nominees is unable or unexpectedly declines to serve as director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The names of the two nominees for director and of our other directors whose terms will continue after the annual meeting, their ages as of April 20, 2010, and certain other information about them are set forth below. Kent Murphy and Edward Murphy are not related. There are no family relationships among our directors or executive officers.

Name of Nominees	Age	Position(s)	Director Since
Kent A. Murphy, Ph.D.	51	President, CEO and Director	1990

Edward G. Murphy, M.D.	54	Director	2005

Names of the Incumbent Directors with Terms Continuing After 2010 Annual Meeting	Age	Position(s)	Director Since

N. Leigh Anderson, Ph.D.	60	Director	2006

Warner Dalhouse	75	Director	2010

John B. Williamson, III	55	Director	2010

Jonathan M. Cool	51	Director	2010

Richard W. Roedel	60	Chairman of the Board of Directors	2005

Our Nominating and Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, relating to the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to believe that the nominee should continue to serve on the board.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders

Edward G. Murphy, M.D., age 54, has served as a member of our board of directors since September 2005. Since January 2001, Dr. Murphy has served as President and Chief Executive Officer of Carilion Clinic (formerly Carilion Health System), where he previously served as Executive Vice President and Chief Operating Officer from January 2000 until January 2001. The Nominating and Governance Committee believes that Dr. Murphy’s scientific expertise, local leadership, industry background and experience as a chief executive officer of a healthcare system all position him to make an effective contribution to the medical and scientific understanding of the board, which the committee believes to be particularly important as we accelerate our product development efforts. Dr. Murphy holds a B.S. degree in biochemistry and economics from the University of New York at Albany and an M.D. from Harvard Medical School.

Kent A. Murphy, Ph.D., age 51, is the founder of our company and has served as our President and Chief Executive Officer since 1990. Dr. Murphy served as Chairman of the Board from 1992 to January 2010 and continues to be a member of our Board of Directors. The Nominating and Governance Committee believes that Dr. Murphy’s prior history as our founder and chief executive officer and his long tenure as an officer and director, along with his depth and breadth of scientific knowledge in critical areas, brings to the board of directors an extensive knowledge of our company and scientific understanding. Dr. Murphy received his Ph.D. in electrical engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and is formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed over 35 patent applications.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2011 Annual Meeting

N. Leigh Anderson, Ph.D., age 60, has served as a member of our board of directors since March 2006. Since 2002, Dr. Anderson has served as the Chief Executive Officer of the Plasma Proteome Institute, a non-profit biomedical scientific research institute in Washington, D.C., of which he is also a founder. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a public biotechnology company. Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc., a publicly held medical diagnostics equipment manufacturer, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson earned a B.A. degree in physics from Yale University and a Ph.D. in molecular biology from Cambridge University. The Nominating and Governance Committee believes that Dr. Anderson’s scientific background in critical areas and pertinent executive and director experience in the biotechnology and biomedical industries enable him to bring significant value to the board of directors.

Warner Dalhouse, age 75, has served as a member of our board of directors since January 2010. Prior to his retirement, he was Chairman and Chief Executive Officer of Dominion Bankshares, which later became First Union National Bank of Virginia. He currently serves as a director of Carilion Clinic, the Virginia Tech Carilion School of Medicine and Hometown Bank, a local bank. The Nominating and Governance Committee believes that Mr. Dalhouse’s local leadership, extensive executive and director experience, banking background and compensation committee experience will allow him to make valuable contributions to the board of directors. He received a B.S. degree in Commerce from the University of Virginia and attended the Rutgers University Stonier Graduate School of Banking.

John B. Williamson, III, age 55, has served as a member of our board of directors since January 2010. He has served as Chairman and Chief Executive Officer of RGC Resources, Inc., a publicly held energy distribution and services holding company, since 2003. Mr. Williamson is a member of the boards of directors of Botetourt Bankshares, Inc., a local bank, and Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee, and he was formerly a board member of NTELOS, Inc., a publicly held telecommunications company, where he also served as chair of the audit committee. The Nominating and Governance Committee believes that Mr. Williamson’s public company CEO experience, his experience as audit committee chairman of other public companies and his local and community leadership will enable him to make valuable contributions to the board of directors. He earned a bachelor’s degree in business administration and management from Virginia Commonwealth University and an M.B.A. degree from the College of William and Mary.

Class III Directors Continuing in Office Until the 2012 Annual Meeting

Jonathan M. Cool, age 51, has served as a member of our board of directors since January 2010. Since 2008, he has acted as an independent strategic consultant. From 2006 to the present, Mr. Cool has been the Managing Director and founder of Emerging Economies Health Care Fund, working to create a private equity fund targeting investment in, and management of, private sector health care opportunities in the United States. In 2001, Mr. Cool co-founded, and until 2005 served as Managing General Partner of Foundation Medical Partners, a healthcare venture capital fund affiliated with the Cleveland Clinic. Prior to this, Mr. Cool gained operating experience in management positions at a number of medical device, diagnostic and biopharmaceutical companies, including BioDTX, Inc. from 1998 to 2001, gene/Networks, Inc. from 1997 to 1998, Human Genome Sciences, Inc. from 1994 to 1997, and Molecular Devices Corporation from 1985 to 1991. Mr. Cool served on the Board of Directors at CardioNet, Inc., a publicly held biotechnology company, from 2002 to 2005, and Immunicon Corp., a publicly held life sciences company, from 2001 to 2008. He earned a B.S. degree in human biology from Stanford University and an M.B.A. degree from Harvard University. The Nominating and Governance Committee believes that Mr. Cool’s broad scientific background, management and operating experience and strategic vision in the health-care technology area make him a valuable member of the board of directors.

Richard W. Roedel, age 60, has served as a member of our board of directors since September 2005 and as chairman of our board of directors since January 2010. From 2002 until June 2005, he served in several capacities with Take-Two Interactive Software, Inc., a publicly held video game developer, including as chairman and chief executive officer. From 1985 through 2000, Mr. Roedel was employed by the accounting firm of BDO Seidman LLP, the U.S. member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive Officer. Mr. Roedel currently serves as a director of Brightpoint, Inc., a publicly held wireless logistical and distribution service company; IHS Inc., a publicly held provider of critical business information; Sealy Corporation, a publicly held bedding manufacturer; Lorillard, Inc., a publicly held tobacco company; and Broadview Networks Holdings, Inc., a business communications provider. He also served as a member of the board of directors of Dade Behring Holdings, Inc., a publicly held medical diagnostic equipment manufacturer, from 2002 until its acquisition by Siemens AG in 2007. He is also a member of the board of directors of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in accounting and economics from The Ohio State University and is a certified public accountant. The Nominating and Governance Committee believes that Mr. Roedel’s public accounting experience and his status as an authority on issues facing audit committees, his extensive service on public company boards and committees and his deep familiarity with our company make him a valuable member of the board of directors.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Anderson, Mr. Dalhouse, Mr. Williamson, Mr. Cool and Mr. Roedel. In making this determination, the board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Kent Murphy, the Company’s President and Chief Executive Officer, is not independent by virtue of his employment with us. The board of directors has not made an affirmative determination as to the independence of Dr. Edward Murphy, who is the President and Chief Executive Officer of Carilion Clinic, our largest stockholder. The board previously determined that three former directors whose director service ceased in 2009, Mr. Michael Daniels, Ms. Bobbie Kilberg and Mr. John Backus, were also independent within the meaning of applicable NASDAQ listing rules.

Board Leadership Structure

As of January 2010, our board of directors has designated an independent non-executive chairman, Mr. Roedel, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the non-executive chairman has substantial ability to shape the work of the board. We believe that separation of the positions of chairman and Chief Executive Officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent non-executive chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of our company and our stockholders. As a result, we believe that having an independent non-executive chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board, through a Strategy Committee formed in January 2010, is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Information Regarding Certain Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to these committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each of these committees of our board of directors has a written charter approved by our board of directors. In January 2010, our board also established a Strategy Committee to focus on our long-term strategy.

The following table provides the current membership and the meeting information for 2009 for each of the Audit, Compensation and Nominating and Governance committees:

Name	Audit	Compensation	Nominating and Governance
Kent A. Murphy, Ph.D.
Edward G. Murphy, M.D.
N. Leigh Anderson, Ph.D.	X	X
Warner Dalhouse		X*	X
John B. Williamson, III	X*	X	X
Jonathan M. Cool
Richard W. Roedel	X		X*

Total meetings in fiscal 2009	6	2	3

*	Committee Chairman

Audit Committee

The Audit Committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.

The Audit Committee is currently composed of Mr. Williamson, Mr. Roedel and Dr. Anderson. Mr. Williamson is the chairman of the committee. The Audit Committee met six times, including telephonic meetings, during 2009.

The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the Audit Committee is independent, within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules, including Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules. The board of directors has also determined that Mr. Roedel qualifies as an audit committee financial expert, as currently defined under applicable SEC rules. In reaching this determination, the Board made a qualitative assessment of Mr. Roedel’s level of knowledge and experience based on a number of factors, including his formal education and experience as a certified public accountant.

The Audit Committee operates under a written charter adopted by the board of directors, which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Compensation Committee

The Compensation Committee of our board of directors reviews and recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers.

The Compensation Committee is currently composed of Mr. Dalhouse, Dr. Anderson and Mr. Williamson. Mr. Dalhouse serves as the chairman of the committee. The Compensation Committee met twice during 2009.

Each member of the Compensation Committee is independent within the meaning of applicable NASDAQ listing rules.

The Compensation Committee operates under a written charter adopted by the board of directors, which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Nominating and Governance Committee

The Nominating and Governance committee of our board of directors is responsible for, among other things: reviewing the appropriate size, function and needs of the board of directors, establishing criteria for evaluating and selecting new members of the board, identifying and recommending qualified director nominees to the board for approval and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The Nominating and Governance committee met three times during 2009.

The Nominating and Governance committee currently consists of Messrs. Roedel, Dalhouse and Williamson. Mr. Roedel serves as chairman of the committee. All members of the Nominating and Governance Committee are independent, within the meaning of Rule 5605(a)(2) of the NASDAQ listing rules.

The Nominating and Governance committee operates under a written charter adopted by the board of directors, which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Board of Directors and Committee Meeting Attendance

Our board of directors met 27 times, including telephonic meetings, during the year ended December 31, 2009. Each of our current directors who served in 2009 attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which he served. Many of the board meetings during 2009 related to matters in connection with our Hansen litigation and our Chapter 11 reorganization proceedings during the year, and we do not currently expect that the frequency of board meetings will continue at this level in future years.

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

Our policy is to invite and encourage all directors to attend the annual meeting of stockholders, if possible. Two of the four current members of our board of directors who were serving at the time of our 2009 annual meeting of stockholders attended that meeting.

Director Nomination Process

Our Nominating and Governance Committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The Nominating and Governance Committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee;

•	any information reasonably necessary to determine whether the director candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Such recommendations should be provided at least 120 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.

The Nominating and Governance Committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

Our Nominating and Governance Committee does not have a formal policy regarding board diversity. Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The committee seeks a diversity of business experience and believes that the current composition of the board of directors helps us achieve this goal.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2009.

Name	Fees Earned or Paid in Cash (1)($)	Option Awards (2)($)	Total ($)
N. Leigh Anderson, Ph.D.	$18,500	$—	$18,500
Edward G. Murphy, M.D.(3)	10,000	—	10,000
Bobbie G. Kilberg(4)	7,750	—	7,750
John C. Backus, Jr.(5)	7,000	—	7,000
Michael A. Daniels(6)	11,000	—	11,000
Richard W. Roedel	28,250	26,158	54,408

(1)	During 2009, all of our non-employee directors elected to receive payment of their fees in either common stock or restricted stock units pursuant to the non-employee directors’ deferred compensation plan implemented in 2007. In lieu of fees earned in 2009: Dr. Anderson received 21,951.39 restricted stock units under the deferred compensation plan, with a grant date fair value of $18,500; Dr. Edward G. Murphy received 11,294 shares of common stock, with a grant date fair value of $10,000; Ms. Kilberg received 12,577 shares of common stock, with a grant date fair value of $7,750; Mr. Backus received 9,069.48 restricted stock units under the deferred compensation plan, with a grant date fair value of $7,000; Mr. Daniels received 17,519.04 restricted stock units under the deferred compensation plan, with a grant date fair value of $11,000; and Mr. Roedel received 28,960.26 restricted stock units under the deferred compensation plan, with a grant date fair value of $28,250.
(2)	Amounts represent the aggregate grant date fair value for stock-based compensation earned in 2009 as calculated in accordance with ASC Topic 718, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009. As of December 31, 2009, Dr. Anderson held outstanding options to purchase 56,524 shares of our common stock, and Mr. Roedel held outstanding options to purchase 369,853 shares of our common stock.
(3)	Dr. Murphy directed all of his common stock received in lieu of cash to Carilion Clinic.
(4)	Ms. Kilberg resigned from our board of directors effective July 20, 2009.
(5)	Mr. Backus resigned from our board of directors effective May 12, 2009.
(6)	Mr. Daniels resigned from our board of directors effective July 16, 2009.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements were less than $10,000 in the aggregate for each non-employee director during fiscal 2009 and are not included in the immediately preceding table. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Retainers and Meeting Fees: During fiscal year 2009, the chairmen of the standing committees of our board of directors were entitled to a retainer as follows: $10,000 per year for the chairman of our Audit Committee, $7,500 per year for the chairman of our Compensation Committee, and $5,000 per year for the chairman of our Nominating and Governance Committee. For fiscal year 2010, the chairmen of the standing committees of our board of directors will be entitled to a retainer as follows: $10,000 per year for the chairman of our Audit Committee, $10,000 per year for the chairman of our Compensation Committee, $10,000 per year for the chairman of our Strategy Committee, and $5,000 per year for the chairman of our Nominating and Governance Committee. Mr. Roedel, as chairman of the Nominating and Governance Committee, has elected to forego any compensation in such capacity for the fiscal year ending December 31, 2010.

In addition, non-employee directors are eligible to receive the following meeting fees: (1) $1,000 per meeting for attending board meetings in person; (2) $500 per meeting for attending board meetings telephonically and for attending committee meetings in person; and (3) $250 per meeting for attending committee meetings telephonically.

Retainers and meeting fees are paid quarterly. In an effort to minimize the cash impact of these fees, retainers and director fees are payable, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan.

Under the terms of our non-employee directors’ deferred compensation plan, the number of restricted stock units issued to each director is based on the amount of cash meeting fees or retainer earned and the value of our common stock upon the closing of the first trading date of the applicable quarter for retainer fees and the first trading date of the quarter immediately following the date of the board or committee meetings for which meeting attendance fees are earned. These restricted stock units represent shares of our common stock that will be issued to the director at a later date. A participating director may elect to receive a number of shares of our common stock equal to the number of whole restricted stock units then credited to the that director’s restricted stock unit account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five (5) years. Participating directors may elect to receive their common stock due under the plan upon either (a) separation from service with us, (b) a change of control, (c) an unforeseen emergency or (d) a time or fixed schedule as specified at the time of their initial deferral election.

Other Equity-Based Compensation. Non-employee directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. Under this plan, newly elected independent directors had historically been eligible for an award of an option to purchase up to 100,000 shares of our common stock upon election to the board. In December 2008, the Nominating and Governance Committee recommended to the board of directors that members of the board, upon election, should receive an option to purchase 120,000 shares of our common stock, of which one-third would vest on the first anniversary of the grant date and the remaining two-thirds would vest in 24 equal monthly installments thereafter. The Nominating and Governance Committee also recommended that independent directors who are re-elected for a new term should receive an option to purchase 120,000 shares of common stock, which would vest in 36 equal monthly installments. The committee also recommended that directors should have stock options vesting over each month of service, so that stock options should be granted to any directors whose current stock options become fully vested prior to the expiration of their terms of service. In April 2010, the committee recommended to the Board that the foregoing options be made available to all non-employee directors upon re-election for a new term on our board.

Therefore, upon his re-election in May 2009, the board of directors granted Mr. Roedel an option to purchase 120,000 shares of common stock, which vests in 36 equal monthly installments through May 2012. Mr. Roedel also received an additional option grant to purchase 60,000 shares of our common stock in September 2009 upon his appointment as lead independent director, which option also vests in 36 equal monthly installments through September 2012. In January 2010, the Compensation Committee also granted Mr. Roedel an additional option to purchase 60,000 shares of common stock, which vests in 36 equal monthly installments through January 2013, in recognition of his service as the non-executive chairman of our board of directors.

Further, in January 2010, the Compensation Committee granted each of the three new independent directors, Messrs. Dalhouse, Cool and Williamson, an option to purchase 120,000 shares of common stock, of which one-third vests in January 2011 and the remaining two-thirds vests in 24 equal monthly installments thereafter. In addition, in January 2010, the Compensation Committee granted Dr. Anderson an option to purchase 86,667 shares of common stock, which was vested in part retroactively to March 2009 and continues vesting in monthly installments through May 2011, which term is commensurate with the expiration of his current term as director, and an additional option to purchase 40,000 shares of common stock, which vests in 36 equal monthly installments through January 2013, in recognition of his extraordinary efforts and loyalty to the company as an independent director during 2009.

All options issued to directors are granted with an exercise price equal to the closing price of our common stock on the Nasdaq Capital Market on the grant date.

Compensation Committee Interlocks and Insider Participation

During 2009, our Compensation Committee consisted of Dr. Anderson and Mr. Roedel. Michael Daniels, a former director, was a member of the committee until his resignation from the board in July 2009. Mr. Williamson became a member of the committee in January 2010. None of the members of our compensation committee during 2009 is a present or former officer or employee of our company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Transactions.”

No executive officer of our company served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainnovations.com under the “Investor Relations” section. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

EXECUTIVE OFFICERS

The following table sets forth certain summary information concerning our executive officers as of April 20, 2010.

Name	Age	Position
Kent A. Murphy, Ph.D.	51	President, Chief Executive Officer and Director
Dale E. Messick	46	Chief Financial Officer
Mark E. Froggatt, Ph.D.	41	Chief Technology Officer
Scott A. Graeff	43	Chief Operating Officer
Talfourd H. Kemper, Jr.	41	Vice President, General Counsel and Secretary

Kent A. Murphy, Ph.D., our founder, has served as our President and Chief Executive Officer since 1990. Dr. Murphy served as Chairman of the Board from 1992 through January 2010 and continues to be a member of our Board of Directors. Dr. Murphy received his Ph.D. in electrical engineering from Virginia Polytechnic Institute and State University and is formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed for over 35 patents.

Dale E. Messick has served as our Chief Financial Officer since August 2006. Prior to joining us, Mr. Messick served in various capacities at Worldspan, L.P., a provider of transaction processing and information technology services to the global travel industry, including as Chief Financial Officer from 1997 to 2004 and Senior Vice President - Finance from 2004 to 2005. At Worldspan, Mr. Messick managed a staff of 160 people in the United States, Mexico, and Europe and was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. Previously, Mr. Messick worked in the audit practice of PricewaterhouseCoopers. Mr. Messick received a B.B.A. in accounting from The College of William and Mary and is a certified public accountant.

Mark E. Froggatt, Ph. D. has been our Chief Technology Officer since September 2005. Prior to joining us, Dr. Froggatt co-founded Luna Technologies in 2000 to develop instrumentation for fiber optic devices and served as its chief technology officer until our acquisition of Luna Technologies in September 2005. Dr. Froggatt

is the primary inventor of the technology used in our OVA product and a leader in the field of interferometric measurement. Before founding Luna Technologies, Dr. Froggatt worked at the NASA Langley Research Center developing ultrasonic and optical instrumentation for which he received eight patents. He received his B.S. and M.S. degrees in electrical engineering from Virginia Polytechnic Institute and State University and a Ph.D. from the University of Rochester Institute of Optics.

Scott A. Graeff has served as our Chief Operating Officer since March 2009 and previously served as our Chief Commercialization Officer from August 2006 to March 2009 and as our Chief Financial Officer from July 2005 to August 2006. Mr. Graeff was also a member of our Board of Directors from August 2005 until March 2006. From December 1999 to June 2001, Mr. Graeff served as Chief Financial Officer of Liquidity Link, a software development company. From June 2001 to August 2002, Mr. Graeff served as President and Chief Financial Officer of Autumn Investments. From August 2002 until July 2005, Mr. Graeff served as a Managing Director for Gryphon Capital Partners, a venture capital investment group. From August 2003 until July 2005, Mr. Graeff also served as the Acting Chief Financial Officer of Luna Technologies, Inc. Mr. Graeff holds a B.S. in commerce from the University of Virginia.

Talfourd H. Kemper, Jr., has served as our Vice President, General Counsel and Secretary since November 2008. Prior to joining us, Mr. Kemper was an Equity Principal with the law firm of Woods Rogers PLC in Roanoke, Virginia, from 2003 until 2008. Mr. Kemper received his A.B. in economics from Duke University and his J.D. from the University of Virginia School of Law, where he served on the Editorial Board of the Virginia Law Review.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit Committee of our board of directors and a majority of disinterested directors on our board.

In any transaction involving a related person, our Audit Committee and board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our Audit Committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our Audit Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors or director nominees, our Audit Committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Each transaction described below was approved or ratified by our Audit Committee or the disinterested members of our board of directors after making a determination that the transaction was on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our Audit Committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Officers and Five Percent Stockholders

Other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below, we believe that there has not been any other transaction or series of transactions during 2008 or 2009 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

Carilion Lease

On July 20, 2006, we entered into an amended lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, for our corporate headquarters in Roanoke, Virginia. Under the terms of the amended lease agreement, we agreed to lease a total of 24,057 square feet in two phases starting approximately September 1, 2006 and January 1, 2007. During 2008 and 2009, we paid Carilion Medical Center rent of $481,376 and $590,675, respectively.

As a part of the transaction with Carilion described below, we agreed to extend this lease on customary and reasonable terms through December 31, 2015, as well as to not to exercise our right to terminate the lease prior to expiration of its term.

Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock, and Dr. Edward Murphy, Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

Carilion Notes, Warrants and the Exchange of Carilion Notes for Preferred Stock

On May 21, 2008, we and Carilion Clinic amended each of the five Senior Convertible Promissory Notes dated December 30, 2005 and held by Carilion Clinic. The amendments extended the maturity dates of those notes from December 30, 2009 to December 31, 2012 and subordinated the indebtedness evidenced by those notes to our term loan and revolving line of credit established with Silicon Valley Bank in May 2008.

As consideration for the amendments to these notes, we granted Carilion Clinic a warrant to purchase 10,000 shares of our common stock. The exercise price of the warrant was $7.98 per share, the closing price of our common stock as reported on the NASDAQ Global Market on May 21, 2008. The warrants are exercisable beginning December 31, 2012 and originally had an exercise period through December 31, 2017.

In January 2010, we entered into a transaction with Carilion Clinic, in which Carilion agreed to exchange all of its Senior Convertible Promissory Notes, including all accrued but unpaid interest, for (i) 1,321,514 shares of our newly designated Series A Convertible Preferred Stock and (ii) an additional warrant to purchase 356,000 shares of our common stock at an exercise price of $2.50 per share. This warrant is exercisable beginning February 1, 2013 and continuing until December 31, 2020. We also agreed to reduce the exercise price of Carilion’s prior common stock warrant from $7.98 to $2.50 per share and to extend its expiration date to December 31, 2020. As of the date of the exchange, the outstanding principal balance of the Senior Convertible Promissory Notes was $5.0 million, and the aggregate accrued but unpaid interest on the notes was $1.2 million.

We have entered into indemnity agreements with certain officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings that he is or may be made a party by reason of his position as a director, officer or other agent of our company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Grant Thornton has served as our independent audit firm since 2005. A representative of Grant Thornton LLP is expected to be present at our 2010 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2010 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2010. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 2.

Audit and Related Fees for Fiscal Years 2008 and 2009

The following table sets forth a summary of the aggregate fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2008 and 2009, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2008	2009
Audit Fees	$272,467	$374,567
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$272,467	$374,567

The Audit Committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and, if applicable, non-audit services performed by Grant Thornton LLP as well as fees charged for such services. The Audit Committee has determined that the provision of the services described above is compatible with maintaining Grant Thornton LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The policy generally pre-approves all audit services and non-audit services by our independent auditors, except in the case of non-audit services where subsequent approval is necessary and permissible. Pursuant to its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2008 and 2009, all services provided by Grant Thornton LLP were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting processes, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the board of directors for 2009.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with management and Grant Thornton LLP, our independent registered public accounting firm;

•

discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Grant Thornton LLP the disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the Audit Committee concerning independence and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited 2009 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John B. Williamson, III, Chairman

N. Leigh Anderson

Richard W. Roedel

The foregoing audit committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: base salary; bonus and award programs designed to reinforce desired performance goals; and non-cash compensation intended to align the interests of our executives with those of our stockholders.

Role of Compensation Committee

Our executive compensation program is approved and monitored by the Compensation Committee of our board of directors. During 2009, the members of the Compensation Committee were Richard W. Roedel and N. Leigh Anderson, Ph.D. Mr. Roedel served as chairman of the committee until May 2009, at which time Dr. Anderson was appointed chairman. A former director, Michael Daniels, also served on the committee until his resignation from the board in July 2009. In January 2010, we appointed John Williamson and Warner Dalhouse to the committee, with Mr. Dalhouse being named chairman, and Mr. Roedel left the committee. All of the members of our Compensation Committee are independent, non-employee directors.

Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our executive officers, including our chief executive officer, or CEO, and those executive officers who report directly to the CEO and any other Section 16 officers. In particular, the Compensation Committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation, if any;

•	employment agreements, severance arrangements, and change in control provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal company policy, if applicable; and

•	any other material benefits, other than those provided to all employees.

The Compensation Committee also serves as the administrator for our equity incentive plans. All stock-based awards, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the Compensation Committee. The Compensation Committee is also responsible for annually evaluating the performance of our CEO.

The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. The Compensation Committee engaged an independent third-party compensation consultant, Radford Surveys + Consulting, or Radford, in 2008 to conduct a competitive review and analysis of our current executive compensation program. With respect to compensation paid in 2009, the Compensation Committee did not engage any third-party consultant or advisor.

Executive Compensation Program

Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us.

The Compensation Committee intends for our compensation program to provide basic elements that ensure that management is fairly remunerated and provides reasonable security so that the management team can perform at its best and take prudent risks. The committee believes that it does not use highly leveraged short-term incentives that drive high risk investments at the expense of long-term value of our company.

Our Compensation Committee typically evaluates the performance of each executive officer annually, based on the achievement of both company goals and individual qualitative performance objectives and makes its compensation decisions accordingly. Total compensation for our executive officers may vary significantly from year-to-year based on company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary based on fluctuation in our stock price from time to time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

When considering base salary, as a threshold matter, we strongly consider our financial condition and our cash flows and cash availability. Base salary is then determined by considering salary data and individual job performance. In determining base salary, we primarily rely on factors such as job performance, skill set, prior experience, past levels of compensation, seniority, pay levels of similarly situated positions internally, alternative opportunities that may be available to executives, retention, and market conditions generally. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his future potential, the scope of the officer’s responsibilities and the depth of his experience. We do not apply specific formulas to determine annual pay increases, if any, and our compensation committee attempts to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary would generally be effective in January of the following year.

We did not increase 2009 base salary for our named executive officers above 2008 levels. In 2008, our Compensation Committee conducted a review of our compensation levels with the assistance of Radford, an outside compensation consultant. The committee believed that 2008 salaries were generally under market, but based on our limited cash resources and our continuing losses, the committee believed it was in our best interest not to increase salaries for our named executive officers in 2009.

Incentive Bonuses

In the first quarter of 2009, our Compensation Committee adopted a senior management incentive plan for fiscal year 2009. Under the terms of the incentive plan, certain of our employees, including all of our named executive officers, were to be eligible to receive bonus payments based upon a percentage of their respective annual salaries as of December 31, 2009 and the achievement of certain performance objectives. Bonus payments under the plan were to be triggered only if we achieved positive earnings before interest, taxes, depreciation, amortization, and stock compensation, or adjusted EBITDA, in both the third and fourth quarters of 2009. If the trigger is achieved, then bonus awards would have been determined based on the executive’s overall bonus target with component weights as follows: 30% on the achievement of the 2009 net loss target, 30% on the achievement of the adjusted EBITDA target for the third and fourth quarters of 2009 combined, 30% on our cash usage during the fourth quarter of 2009, and 10% on the achievement of the executive’s specified performance goals for 2009.

The Compensation Committee selected these corporate metrics because the committee believed them to be the appropriate indicators of success in the execution of our operating plan and achievement of key corporate goals and are factors that are critical to increasing the value of our common stock. A bonus award for each component weight that was based on achievement of a corporate financial metric would be paid as long as at least 85% of the applicable corporate metric target (budgeted net loss, adjusted EBITDA or budgeted cash usage) was achieved. If the 85% threshold was achieved for a particular corporate metric, then an executive would be eligible to receive between 85% and 150% of the proposed award payout for that metric, depending on the actual level of achievement of that metric. For purposes of evaluating performance against each metric receipts or payments of litigation settlements or awards shall be excluded.

At the time that the Compensation Committee adopted the incentive compensation plan, it believed that the target bonus payouts would be achievable but that the maximum payouts would require extraordinary corporate performance and individual effort. During the course of 2009, however, the impacts of our litigation with Hansen Medical, Inc. and our Chapter 11 reorganization upon our results of operations and our cash flows resulted in our failure to be able meet the performance thresholds in order for any bonuses to be earned for 2009.

Long Term Equity Incentives—Stock and Stock Options

Consistent with our compensation philosophy, a substantial portion of our compensation program is based on long-term performance of our company and the price of our common stock. This component may include both grants of restricted common stock as well as stock options. Similar to base salary increases, options may also be granted in connection with promotions or significant changes in responsibility. Although the grant of stock-based awards impact our operating results, we believe that long-term equity-based compensation can be a critical element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool.

To the extent that our Compensation Committee approves stock-based awards, the grants typically vest over a period of five years, with 40% vesting on the two-year anniversary of the date of grant, and the remaining 60% vesting in 36 monthly installments thereafter. This vesting schedule is intended to help us maintain eligibility for Small Business Innovative Research, or SBIR, grants and also to minimize the short-term dilution to our stockholders caused by the exercise of employee stock options. To maintain our eligibility for SBIR grants, we must be at least 51% owned and controlled by U.S. citizens or permanent resident aliens, among other conditions. Options generally expire ten years from the date of the grant.

Stock option grants to new hires and annual option grants to existing employees are generally determined within ranges established for each job level. The Compensation Committee, however, has the ability to award a significantly greater number of options if it deems doing so to be in our best interests and the best interests of our stockholders.

Stock options are granted with an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock. Any incentive stock options granted to a holder of greater than 10% of our outstanding stock would have an exercise price equal to 110% of the closing price on the date of grant.

We do not time the granting of our options relative to any favorable or unfavorable news that we release. Stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the Compensation Committee following the prospective employee’s written acceptance of an employment offer. In the latter case, the grant date of the stock options is the date of the employee’s first day of employment, with the exercise price equal to the closing price of the stock that day. All other option awards are also made at regularly scheduled committee meetings. The Compensation Committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

We do not have any requirements for our named executive officers to hold minimum amounts of our common stock. Dr. Kent Murphy, as the founder of our company, held a significant amount of equity at the time of our initial public offering in 2006 and continues to do so. The Compensation Committee therefore believes that additional grants of stock-based awards are not a necessary incentive to retain Dr. Murphy.

In February 2009, the Compensation Committee made stock option grants to Dale Messick, our Chief Financial Officer, to purchase 100,000 shares of our common stock and Mark Froggatt, our Chief Technology Officer, to purchase 125,000 shares of common stock. In May 2009, the Compensation Committee granted Scott Graeff, our Chief Operating Officer, an option to purchase 50,000 shares of common stock and an additional option to Dr. Froggatt to purchase 45,000 shares of common stock. In making each of these grants, the Compensation Committee made a subjective determination of the amount of equity that it believed would be appropriate in order to provide the officer with the incentive to remain with our company.

Each of our named executive officers other than Dr. Froggatt has entered into an agreement with us under which the officer has agreed not to sell more than specified amounts of our common stock in a particular year for so long as the officer is employed by us. Our named executive officers did not sell any stock during 2009, and each officer other than Dr. Froggatt has agreed not to sell more than 10% of his stock holdings during 2010. These stock sale restriction agreements were entered into with the expectation that such restrictions may help prolong our eligibility for SBIR grants, although there can be no assurance that we will be able to maintain our SBIR eligibility for this or any other reason.

Other Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•

Health and dental plan including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account, or HSA. In the event that an employee elected to participate in the high-deductible health plan with an HSA in 2009, we contributed $350 to the employee’s HSA account; in 2010, however, we will not be making any such contribution to our employees’ HSA accounts.

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, including a company match of 25 percent of employee contributions up to 10 percent of the employee’s total cash compensation, which match vests over a period of three years; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Termination Benefits and Severance

We have entered into employment agreements with our named executive officers. The terms of these employment agreements are summarized below under the section “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Competitive Market Review

We generally attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, we believe our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.

In 2008, we selected and engaged Radford Surveys + Consulting, or Radford, as our outside advisor to evaluate and recommend changes to the list of peer companies we use to evaluate executive compensation, to benchmark executive compensation against that peer group and to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. Radford did not provide any other services to us and received no compensation from us other than with respect to these benchmarking services in 2008. The Compensation Committee did not believe it was necessary to engage an outside consultant for evaluating our compensation program for 2009 and did not perform an updated benchmarking analysis in 2009. In this regard, the committee considered factors, including, among other things, the overall state of the economy, the company’s expected results of operations, its financial position and the financial risks associated with our litigation with Hansen.

Future Trends

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year-to-year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as our company grows and we come closer to achieving profitability.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Warner Dalhouse, Chairman

N. Leigh Anderson

John B. Williamson, III

The foregoing compensation committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION

The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by our chief executive officer and our three next most highly compensated executive officers during 2009. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)		Option Awards ($)(1)	All Other Compensation ($)(3)		Total ($)
Kent A. Murphy, Ph.D., President and Chief Executive Officer	2009 2008 2007	250,000 250,000 250,000	— — 156,250	(2)	— — —	6,742 8,680 8,452	(3) (3) (3)	256,742 258,680 414,702

Dale E. Messick, Chief Financial Officer	2009 2008 2007	185,000 185,000 185,000	— — 115,625	(2)	116,548 — —	4,277 7,981 8,249	(3) (3) (3)	305,825 192,981 308,874

Scott A. Graeff, Chief Operating Officer	2009 2008 2007	185,000 185,000 185,000	— — 115,625	(2)	24,621 — 22,222	4,270 8,453 8,260	(3) (3) (3)	213,891 193,453 331,107

Mark Froggatt, Ph.D. (4) Chief Technology Officer	2009 2008	160,000 160,000	— —		167,844 —	3,874 7,958	(3) (3)	331,718 167,958

(1)	Amounts represent the aggregate grant date fair value of grants made in the indicated year, as calculated in accordance with ASC Topic 718, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(2)	On March 6, 2008, the Compensation Committee of the board of directors approved the issuance of shares of our common stock in lieu of a portion of the officers’ cash bonuses at the election of each of the officers. The grant was based on the closing price of our common stock as reported on the NASDAQ Global Market on March 7, 2008 and the foregone portions of cash bonuses, plus a 5% incentive for the election of stock in lieu of cash. In particular, the Compensation Committee approved the issuance of 20,349 shares of stock to Dr. Murphy in lieu of a cash bonus of $100,000; 9,488 shares of stock to Mr. Messick in lieu of a cash bonus of $46,625; and 14,677 shares of stock to Mr. Graeff in lieu of a cash bonus of $72,125.
(3)	Includes 401(k) match and policy premium on life insurance.
(4)	Dr. Froggatt was not an executive officer prior to 2008; accordingly, compensation for 2007 is not provided.

Grants of Plan-Based Awards During 2009

The following table provides information with regard to potential cash bonuses for 2009 payable under our performance-based, non-equity incentive plan, and with regard to each stock option award granted to each named executive officer under our 2006 Equity Incentive Plan during 2009.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Threshold $	Target $	Maximum $
Kent A. Murphy, Ph.D.		31,875	125,000	181,250
Dale E. Messick		23,588	92,500	134,125
	2/24/09				100,000	1.70	116,548
Scott A. Graeff		23,588	92,500	134,125
	5/12/09				50,000	0.82	24,621
Mark Froggatt, Ph.D.		20,400	80,000	116,000
	2/24/09				125,000	1.70	145,685
	5/12/09				45,000	0.82	22,159

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid in 2009 to each named executive officer if (i) we had achieved the minimum adjusted EBITDA requirement in order to trigger any awards under the plan, (ii) we had achieved the minimum level of achievement of only one of the corporate financial metrics required for the payment of any bonus, (iii) we did not achieve any of the other corporate metrics and (iv) the executive officer did not meet any of his individual performance awards. In the table above, the “Target” column represents the amount payable if we had achieved the minimum adjusted EBITDA requirement in order to trigger any awards under the plan and if 100% of the specified corporate financial metrics and individual performance goals were met in 2009. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if all corporate financial metrics and individual performance were met or exceeded in 2009. No bonuses were earned by any named executive officer under the plan, as described above under “Compensation Discussion and Analysis – Executive Compensation Program – Incentive Bonuses.”
(2)	Amounts represent the aggregate grant date fair value of stock-based awards granted in 2009 as calculated in accordance with ASC Topic 718, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at December 31, 2009

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)		Option Expiration Date
	Exercisable	Unexercisable
Kent A. Murphy, Ph.D.	113,047	—			$0.39	5/20/10
Dale E. Messick	124,998 44,940	25,002 30,060	(1) (2)	$ $	5.47 3.42	8/29/16 12/20/16
	—	100,000	(3)		$1.70	2/24/19
Scott A. Graeff	56,524 22,610 56,524 90,437 81,251 5,660	— — — — 3,534 4,340	(4) (5)	$ $ $ $ $ $	0.35 0.35 0.35 0.35 1.77 3.69	5/20/15 6/3/15 7/1/15 8/1/15 2/8/16 2/27/17
	—	50,000	(6)		$0.82	5/12/19
Mark Froggatt, Ph.D.	20,762 56,524 27,084 923 8,490 31,245	— — 1,178 577 6,510 43,755	(7) (8) (9) (10)	$ $ $ $ $ $	0.35 1.77 1.77 3.67 3.69 5.73	11/1/13 11/11/15 2/8/16 1/25/17 2/27/17 11/13/17
	—	125,000	(11)		$1.70	2/24/19
	—	45,000	(12)		$0.82	5/12/19

(1)	Option grant on August 29, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(2)	Option grant on December 20, 2006 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(3)	Option grant on February 24, 2009, vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(4)	Option grant on February 8, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(5)	Option grant on February 27, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(6)	Option grant on May 12, 2009, vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(7)	Option grant on February 8, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(8)	Option grant on January 25, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(9)	Option grant on February 27, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(10)	Option grant on November 13, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(11)	Option grant on February 24, 2009, vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(12)	Option grant on May 12, 2009, vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.

Option Exercises and Stock Vested During 2009

During the year ended December 31, 2009, no options were exercised by and no stock awards vested for our named executive officers.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with each of our named executive officers.

Employment Agreement with Dr. Kent A. Murphy

We have entered into an employment agreement with Kent A. Murphy, Ph.D. to serve as our President and Chief Executive Officer. The employment agreement has a term that continues through June 30, 2010. The term of the agreement automatically renews for a period of one year unless either party terminates at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of the employment agreement, in addition to his base salary, Dr. Murphy is eligible for an annual discretionary cash bonus to be determined by our board of directors or the Compensation Committee, and contingent upon the achievement of objectives set by us from time to time. Dr. Murphy shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the Compensation Committee.

Pursuant to his employment agreement, if Dr. Murphy’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Dr. Murphy is eligible for either: (a) if such termination occurs within 12 months of a change of control (as defined in his employment agreement), severance equal to 18 months of base salary and 18 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 12 months of base salary and 12 months of continuation of group health benefits. In addition to the severance under his employment agreement, upon such termination, Dr. Murphy would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

All of Dr. Murphy’s stock options were fully vested at December 31, 2009, and he would therefore not have received any additional benefit from acceleration if he had been terminated without cause as of that date.

Employment Agreement with Dale E. Messick

We have entered into an employment agreement with Dale E. Messick to serve as our Chief Financial Officer. The employment agreement has a term that continues through June 30, 2010. The term of the agreement automatically renews for a period of one year unless either party terminates at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his employment agreement, in addition to his base salary, Mr. Messick is eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the Compensation Committee. Mr. Messick shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the Compensation Committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Mr. Messick will be eligible for: (a) if such termination occurs within 12 months of a change of control (as defined in his employment agreement), severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination, Mr. Messick would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Mr. Messick had been terminated without cause at December 31, 2009, certain of his options held as of that date would have accelerated. This acceleration would have resulted in no value to Mr. Messick as shown in the table below. The value of the acceleration to Mr. Messick is based on the excess of the fair value of our common stock on December 31, 2009, which was $2.14 per share, the closing price of our common stock as reported on the Nasdaq Capital Market on that date, over the exercise price of the option.

Stock Option Shares Vesting Upon Termination without Cause	Exercise Price	Value of Awards Subject to Acceleration
25,002	$ 5.47	$ 0 (1)
14,940	$ 3.42	$ 0 (1)

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2009.

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. Mr. Graeff’s title was further changed in March 2009 to Chief Operating Officer. The employment agreement has a term that continues through June 30, 2010. The term of the agreement automatically renews for a period of one year unless either party terminates at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his amended and restated employment agreement, in addition to his base salary, Mr. Graeff is eligible for an annual discretionary cash bonus to be determined by the board of directors or the Compensation Committee, and contingent upon the achievement of objectives set by us from time to time. Mr. Graeff shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the Compensation Committee.

Pursuant to his employment agreement, if Mr. Graeff’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Mr. Graeff will be eligible for either: (a) if such termination occurs within 12 months of a change of control (as defined in his employment agreement), severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to the severance under his employment agreement, upon such termination, Mr. Graeff would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Mr. Graeff had been terminated without cause at December 31, 2009, certain of his options held as of that date would have accelerated. This acceleration would have resulted in value to Mr. Graeff as shown in the table below. The value of the acceleration to Mr. Graeff is based on the excess of the fair value of our common stock on December 31, 2009, which was $2.14 per share, the closing price of our common stock as reported on the Nasdaq Capital Market on that date, over the exercise price of the option.

Stock Option Shares Vesting Upon Termination without Cause	Exercise Price	Value of Awards Subject to Acceleration
3,534	$ 1.77	$ 1,293.80
1,992	$ 3.69	$ 0 (1)

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2009.

Employment Agreement with Mark Froggatt

On July 16, 2009, we entered into an employment agreement with Mark Froggatt, Ph.D, as our Chief Technology Officer. The employment agreement has a term that continues through June 30, 2010. The term of the agreement automatically renews for a period of one year unless either party terminates at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his employment agreement, in addition to his base salary, Dr. Froggatt is eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the compensation committee. Dr. Froggatt shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Dr. Froggatt’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Dr. Froggatt will be eligible for: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control (as defined in his employment agreement), severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination, Dr. Froggatt would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Dr. Froggatt had been terminated without cause at December 31, 2009, certain of his options held as of that date would have accelerated. This acceleration would have resulted in value to Dr. Froggatt as shown in the table below. The value of the acceleration to Dr. Froggatt is based on the excess of the fair value of our common stock on December 31, 2009, which was $2.14 per share, the closing price of our common stock as reported on the Nasdaq Capital Market on that date, over the exercise price of the option.

Stock Option Shares Vesting Upon Termination without Cause	Exercise Price	Value of Awards Subject to Acceleration
1,178	$ 1.77	$ 431.27
299	$ 3.67	$ 0 (1)
2,988	$ 3.69	$ 0 (1)
14,940	$ 5.73	$ 0 (1)

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 29, 2010, by:

•	each person known by us to be beneficial owners of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table, to whom we refer as our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 29, 2010 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after March 29, 2010. A total of 12,787,031 shares of our common stock were outstanding as of March 29, 2010.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kent A. Murphy, Ph.D (1)	2,781,457	21.8%
Carilion Clinic (2)	3,564,097	27.9%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Hansen Medical, Inc. (3) 800 East Middlefield Road Mountain View, CA 94043	1,247,330	9.7%
Dale E. Messick (4)	211,943	1.7%
Scott A. Graeff (5)	332,047	2.6%
Mark Froggatt, Ph.D. (6)	153,801	1.2%
N. Leigh Anderson, Ph.D. (6)	107,620	*
John B. Williamson, III	8,000	*
Warner Dalhouse	10,000	*
Jonathan M. Cool	0	*
Edward G. Murphy, M.D. (7)	3,564,097	27.9%
Richard W. Roedel (8)	259,360	2.0%
All directors and executive officers as a group (10 persons) (9)	7,428,325	58.1%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Includes 113,047 shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.
(2)	Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into common stock. Does not include 366,000 shares of common stock underlying warrants that are not exercisable within 60 days of March 29, 2010. Edward G. Murphy, M.D., Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.
(3)	Based on Schedule 13G filed on February 2, 2010. Excludes shares issuable upon exercise of a warrant, exercisable until January 12, 2013, that entitles Hansen to purchase additional shares of our common stock, at a purchase price of $0.01 per share, such that the total number of shares issuable under the warrant, plus the 1,247,330 reported shares, is equal to 9.9% of our outstanding common stock.
(4)	Includes 191,788 shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.
(5)	Includes 317,370 shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.
(6)	Consists solely of shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.
(7)	Consists of shares held by Carilion Clinic. Dr. Murphy is the President and Chief Executive Officer of Carilion Clinic and shares voting and investment power over the shares beneficially owned by Carilion Clinic with Don Lorton and Rob Vaughan, the Treasurer and Assistant Treasurer of Carilion Clinic, respectively. Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into common stock. Does not include 366,000 shares of common stock underlying warrants that are not exercisable within 60 days of March 29, 2010.
(8)	Includes 254,836 shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.
(9)	Includes 1,321,514 shares of Series A Convertible Preferred Stock and an aggregate of 2,205,140 shares subject to options that are immediately exercisable or exercisable within 60 days of March 29, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain executives of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

To our knowledge, based solely on our review of these reports or written representations from certain reporting persons that no other reports were required, we believe that during 2009, all filing requirements applicable to our officers, directors, greater than 10% stockholders and other persons subject to Section 16(a) of the Exchange Act were complied with, except that one report covering one transaction was filed late by Mr. Froggatt and one report covering one transaction was filed late by Mr. Roedel.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2010 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors. The purpose of this review is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations and hostile communications, or any correspondence more suitably directed to management.

Stockholder Proposals for 2011 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting but not to be included in our proxy materials. For the 2011 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than January 20, 2011, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2011 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2010 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2011 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016 no later than December 21, 2010, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one set of our annual meeting materials is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, Attn: Investor Relations. If you want to receive separate copies of our annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LUNA INNOVATIONS INCORPORATED

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2010

The undersigned stockholder of Luna Innovations Incorporated, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 20, 2010 and hereby appoints Kent A. Murphy and Dale E. Messick, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Luna Innovations Incorporated to be held on May 14, 2010 at 9:00 a.m., local time at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on March 29, 2010 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” EACH OF THE OTHER PROPOSALS ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” EACH OF THE OTHER PROPOSALS ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

14475

ANNUAL MEETING OF STOCKHOLDERS OF

LUNA INNOVATIONS INCORPORATED

May 14, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s Annual Report to Stockholders, including its annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement.

This document can also be accessed under the “Investor Relations” section of the Company’s website at www.lunainnovations.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

20230000000000000000 0 051410

THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD AS TO A NOMINEE AND WILL BE VOTED “FOR” PROPOSAL 2 UNLESS OTHERWISE INDICATED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. To elect two (2) Class I members of the board of directors to serve until the 2013 annual meeting of stockholders:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES

Edward G. Murphy, M.D.

Kent A. Murphy, Ph.D.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Grant Thornton LLP as the Company’s Independent registered public accounting firm for the fiscal year ending December 31, 2010

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.